Exhibit 99.1

FOR IMMEDIATE RELEASE

Safety Shot Announces First Peer-Reviewed Publication of Human Clinical Trial Confirming Rapid Alcohol Reduction and Hangover Prevention

New controlled study published in Journal of Nutrition and Dietary Supplements highlights statistically significant reductions in ethanol levels following acute alcohol intake

SCOTTSDALE, Ariz., March 4, 2025 – Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or the “Company”), a wellness and dietary supplement company, today announces the peer-reviewed publication of its groundbreaking randomized, double-blind, placebo-controlled clinical trial evaluating the efficacy of Safety Shot® in mitigating the negative effects of alcohol consumption. The study, published in the Journal of Nutrition and Dietary Supplements (Feb 26, 2025, Volume 17, Pages 43-62), demonstrates that Safety Shot® statistically significantly reduces blood alcohol concentration (BAC), breath alcohol concentration (BrAC), and hangover symptoms compared to placebo (p < 0.05), and at a remarkably faster rate than the body’s natural processes. For the complete article, visit the website at: https://doi.org/10.2147/NDS.S507571

“This is a momentous occasion for Safety Shot as it demonstrates in a peer-reviewed setting, the potential for the product’s utility in daily practice. Alcohol consumption may have implications in multiple settings, but the results of this study show that there are solutions available – over the counter – that can mitigate its effects and dangers and allow for a more positive overall experience,” said Jarrett Boon, Safety Shot CEO. “Our unwavering commitment to scientific research and development has culminated in this groundbreaking achievement, and we believe that this clinically proven solution empowers individuals to take responsibility and control of their alcohol consumption.”

This is the first-ever human clinical trial to demonstrate the efficacy of a dietary supplement blend in reducing the acute effects of alcohol. Previous research has primarily relied on animal models, which may not translate directly into human physiology. Safety Shot’s human clinical trial provides more relevant and reliable data, positioning Safety Shot® as a revolutionary advancement in the field and a potential game-changer for the growing market of individuals seeking to manage the after-effects of alcohol consumption.

Details of the Trial

The study, conducted by The Center for Applied Health Sciences (CAHS), an independent, third-party research organization, involved healthy men and women of various ages, ethnicities and body types. Participants were randomly assigned to consume alcohol followed by either Safety Shot® or a placebo in a crossover design, where each participant served as their own control. This rigorous double-blind, randomized, placebo-controlled, crossover design ensured the highest level of scientific rigor and minimized inter-individual variability. Details include:

●	Rapid Alcohol Reduction: Safety Shot® reduced blood alcohol levels in as little as 30 minutes. This was evidenced by statistically significant reductions (p< 0.05) in both blood-drawn and breath-analyzed alcohol levels at 30 through 240 minutes after consumption.

●	Rapid and Substantial Increase in Aldehyde Dehydrogenase: Over time, the aldehyde dehydrogenase values were significantly heightened. The AUC and Cmax for aldehyde dehydrogenase were both significantly greater in Safety Shot® vs Placebo (p = 0.004 and p = 0.010 respectively), suggesting an altering of the kinetics of acetaldehyde. By temporarily elevating acetaldehyde, Safety Shot effectively triggered a faster metabolic response, enhancing the body’s ability to eliminate alcohol and its toxic intermediates.

●	Improved Hangover Symptoms: Trial participants taking Safety Shot® reported less head discomfort, reduced fatigue, increased energy levels, improvements in concentration, and reduced feelings of tiredness compared to the placebo. These improvements were observed at multiple time points throughout the study, as evidenced by the VAS scores.

●	Increased Urine Output: Participants in the Safety Shot® group had greater urine output, particularly at the 60-minute mark, suggesting enhanced elimination of alcohol from the body.

Dr. Tim Ziegenfuss, CEO of CAHS, added, “These results are highly encouraging, showcasing Safety Shot’s potential as a beneficial supplement for individuals consuming alcohol. The observed reductions in breath and blood alcohol levels, along with the improvements in subjective feelings and physiological measures, highlight the benefit of Safety Shot in supporting better outcomes in post-alcohol consumption.”

The Company notes that given ethical and legal limitations, participants were only permitted to consume a small amount of alcohol. Further, study protocol was not limited to specific demographics as defined by age (except to be able to legally consume alcohol), sex, anthropometric disposition or frequency and tolerance of alcohol consumption. While many studies attempt to control for these variables, investigators made this as broad as possible to verify the potential for the widest use, and success, possible.

With these groundbreaking results, Safety Shot® is entering a massive and rapidly expanding global market for hangover cure products. According to a report by Grand View Research, this market is projected to grow at a compound annual growth rate (CAGR) of 14.1% from 2023 to 2030, reaching over $6 billion by 2032. This growth is fueled by increasing alcohol consumption, rising awareness of the negative health consequences of hangovers, and a growing desire for effective solutions. Safety Shot®, with its clinically proven efficacy and unique human-based research, is strategically positioned to capture a significant share of this burgeoning market.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Sure Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. Safety Shot, Inc. is introducing business-to-business sales of Sure Shot to distributors, retailers, restaurants, and bars throughout 2025. Safety Shot® is a proprietary blend of natural ingredients, including red ginseng, N-acetyl cysteine, dandelion extract, milk thistle, and other antioxidants, anti-inflammatory agents, and nootropics. These ingredients work synergistically to support the body’s natural detoxification processes, reduce oxidative stress, and promote overall wellness.

Investor Relations:

CORE IR

516 222 2560

investors@drinksafetyshot.com

Media Contact:

CORE IR

Jules Abraham

516 222 2560

julesa@coreir.com